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                       CODE OF BUSINESS CONDUCT AND ETHICS

                      FOR DIRECTORS OFFICERS AND EMPLOYEES

                                       OF

                              TUTOGEN MEDICAL, INC.

                           (EFFECTIVE OCTOBER 4, 2004)

PURPOSE

        Tutogen Medical, Inc. ("Tutogen" or the "Company") is committed to the highest level of ethical behavior. Tutogen's business success depends upon the reputation of the Company and its directors, officer and employees to perform with the highest level of integrity and principled business conduct.

        This Code of Ethics ("Code") applies to all directors, officers and employees, temporary agency personnel and contractor personnel of the Company, including Tutogen's principal executive officer and principal financial officer, (collectively, "Covered Persons"). This Code is designed to deter wrongdoing and to promote:

        o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

        o Full, fair, accurate, timely, and understandable disclosure in reports and documents that a registrant files with, or submits to, the Commission and in other public communications made by the registrant;

        o Compliance with applicable governmental laws, rules and regulations;

        o The prompt internal reporting to an appropriate person or persons identified in the code of violations of the code; and

        o       Accountability for adherence to the code.

        Each Covered Person must conduct himself or herself in accordance with this Code and must seek to avoid even the appearance of improper behavior.

        This Code is not intended to cover every applicable law or provide answers to all questions that might arise; for that Tutogen relies on each person's sense of what is right, including a sense of when it is appropriate to seek guidance from others on an appropriate course of conduct.

HONEST AND ETHICAL CONDUCT

        Each Covered Person must always conduct himself or herself in an honest and ethical manner, which includes the responsibility to act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated. Each Covered Person must act with the highest standards of personal and professional integrity and must not tolerate others who attempt to deceive or evade responsibility for actions. Honest and ethical conduct must be a driving force in every decision made by a Covered Person while

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performing his or her duties for the Company. When in doubt whether an action is honest and ethical, or otherwise in compliance with this Code, you should seek advice from your immediate supervisor or senior management, as appropriate.

CONFLICTS OF INTEREST

        The term "conflict of interest" refers to any circumstance which would cast doubt on a Covered Person's ability to act objectively when representing the Company's interest. Covered Persons should not use their position or association with Tutogen for their own or their family's1 personal gain and should avoid situations in which their personal interests (or those of their family) conflict or overlap, or appear to conflict or overlap, with Tutogen's best interests. Some examples of situations which could give rise to a conflict of interest are given below. These examples do not limit the general scope of this policy and are offered as guidance.

        o If a Covered Person's association with (or financial interest in) another person or entity would reasonably be expected to interfere with the employee or director's independent judgment and/or the Company's best interest, that association or financial interest creates a conflict of interest and is prohibited.

        o The holding of a financial interest in any organization that is a present or potential competitor, customer, supplier, or contractor with or of the Company creates a conflict of interest and is prohibited, unless all of the following criteria are satisfied: (i) the business or enterprise in which the Covered Person holds a financial interest is publicly owned, (ii) the financial interest constitutes less than one percent (1%) of the ownership of that business or enterprise, and (iii) the financial interest constitutes less than five percent (5%) of the Covered Person's net worth.

        o Acceptance of a membership on the Board of Directors, or serving as a consultant or advisor to any board or any management of a business that is a present or potential competitor, customer, supplier or contractor of the Company creates a conflict of interest and is prohibited, unless such membership or service is approved in writing by the Chairman of the Board of the Company.

        o Engaging in any transaction involving Tutogen, from which the Covered Person may benefit, financially or otherwise, apart from regular compensation received in the usual course of business, creates a conflict of interest and is prohibited. Such transactions include the lending or borrowing of money, guaranteeing debts, and accepting gifts, entertainment, or favors from a present or potential competitor, customer, supplier, or contractor. Loans are expressly prohibited from the Company to all Covered Persons. By way of further example, a modest gift, business luncheon or dinner may be appropriate and not create a conflict of interest; however the acceptance of an expensive, customer paid vacation would create a conflict of interest and is prohibited.

        o The use, or disclosure to a third party, for personal benefit, of any unpublished Company information obtained by a Covered Person in connection with his or her association with the Company would create a conflict of interest and is prohibited.

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1 Includes spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, in-laws, and any person living in the same household as the director, officer or employee.


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        It is our policy and it is expected that all Covered Persons should endeavor to avoid all situations that present an actual or apparent conflict of interest. All actual or apparent conflicts of interest between personal and professional relationships must be handled honestly and ethically. If any Covered Person believes he or she may have a conflict of interest, that Covered Person must report the situation and seek guidance from the appropriate party, as set forth in this Policy. For purposes of this Code, officers and directors, shall report any such situations to the Chairman of the Audit Committee. The Audit Committee Chairman shall report any such situations involving himself to the Nominating Committee Chairman. Employees of the Company shall report any such situations to their immediate supervisor who shall report all such situations to the Chairman of the Audit Committee. It is the responsibility of the Audit Committee Chairman or the Nominating Committee Chairman, as the case may be, to determine if a conflict of interest exists and whether such situation is likely to impair the Covered Persons ability to perform his or her assigned duties with the Company, and if such situation is determined to present a conflict, to determine the necessary resolution.

COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

        Compliance with applicable governmental laws, rules and regulations, and applicable rules and standards of the national securities exchange on which the Company's securities are listed, both in letter and in spirit, is one of the foundations on which this Company's ethical policies are built. Each Covered Person must understand and take responsibility for complying with the applicable governmental laws, rules and regulations of the cities, states and countries in which the Company operates, and for complying with the applicable rules and standards of the national securities exchange on which the Company's securities are listed.

RULES TO PROMOTE FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

        As a public company, Tutogen has a responsibility to report financial information to security holders so that they are provided accurate information in all material respects about the Company's financial condition and results of operations. It is the policy of the Company to fully and fairly disclose the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations. Further, it is the Company's policy to promote full, fair, accurate, timely and understandable disclosure in all Company reports required to be filed with, or submitted to, the Securities and Exchange Commission ("SEC") as required by applicable laws, rules and regulations then in effect, and in other public communications made by the Company.

        Covered Persons may be called upon to provide or prepare necessary information to ensure that the Company's public reports are complete, fair and understandable. The Company expects Covered Persons to take this responsibility seriously and to provide accurate information related to the Company's public disclosure requirements.

        All books and records of the Company shall fully and fairly reflect all Company transactions in accordance with accounting principles generally accepted in the United States of America, and any other financial reporting or accounting regulations to which the Company is subject. No entries to the Company's books and records shall be made or omitted to intentionally conceal or disguise the true nature of any transaction. Covered Persons shall maintain all Company books and records in accordance with the Company's record retention policy.

        All Covered Persons must report to Tutogen any questionable accounting or auditing matters that may come to their attention. This applies to all operating reports or records prepared for internal or external purposes, such as sales or backlog information. If any Covered Person has concerns or

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complaints regarding accounting, internal accounting controls or auditing matters, all such concerns or complaints should be reported to the Company's Audit Committee in accordance with the Company's "Policy Regarding Complaints to the Audit Committee Regarding Accounting and Auditing Matters."

CORPORATE OPPORTUNITIES

        Covered Persons owe a duty to the Company to advance the Company's legitimate interests when the opportunity to do so arises. Covered Persons are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position, or using corporate property, information or position for personal gain, unless the Board of Directors has first declined to pursue the opportunity. Covered Persons shall not use corporate property, information, or position for gain or to compete with the Company, directly or indirectly.

CONFIDENTIALITY

        "Confidential Information" is any and all of the Company's non-public information, and includes business, marketing and service plans, records, salary information, financial data, contracts, customer lists and reports. Covered Persons must maintain the confidentiality of the Company's Confidential Information entrusted to them by the Company, its customers or its suppliers and use that information only to further the business interests of the Company, except where disclosure or other use is duly authorized by the Company or legally mandated. This includes information disseminated to employees in an effort to keep them informed or in connection with their work activities, but with the instruction, confidential labeling, or reasonable expectation that the information be kept confidential. Unauthorized use or distribution of Confidential Information violates Company policy, and may also be illegal and result in civil or criminal penalties. Each Covered Person must sign an agreement designed to protect the Company's Confidential Information.

INTELLECTUAL PROPERTY

        Tutogen expends a great deal of time, effort and money to protect our "Intellectual Property." Intellectual Property includes trade secrets, patents, trademarks, and copyrights, and engineering and manufacturing plans, designs and databases. In fulfillment of our legal obligations with respect to intellectual property rights, Tutogen adheres to copyright laws, including the application of those laws to copyrighted work in computer software or other electronic formats. Employees must not make any unauthorized reproduction of any copyrighted work. All unauthorized use or distribution of the Company's Intellectual Property violates Company policy, and may also be illegal and result in civil or criminal penalties. Each Covered Person must sign an agreement designed to protect the Company's Intellectual Property.

TRADING ON INSIDER INFORMATION

        Covered Persons may become aware of material "Inside Information" relating to the Company. Inside Information includes any non-public information, whether favorable or unfavorable, that investors generally consider important in making investment decisions. Examples include, financial results not yet released, imminent regulatory approval, the purchase or sale of a business unit or significant assets, threatened litigation, or other significant facts about a business. Under the federal securities laws and Company policy, Covered Persons are prohibited from buying or selling the Company's securities or disclosing Inside Information as a "tip" to others, until such information has been disclosed to the public and the market has had adequate opportunity to absorb the information.

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PROTECTION AND PROPER USE OF COMPANY ASSETS

        Covered Persons should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have an adverse impact on the Company and its profitability. Company assets may only be used for legitimate Tutogen business purposes.

REPORTING OF VIOLATIONS OF THE CODE

        Any Covered Person who becomes aware of any violation of this Code must promptly bring the violation to the attention of the appropriate party, as follows: (i) officers and directors of the Company shall report on a confidential basis violations of this Code to the Chairman of the Company's Audit Committee; and (ii) employees of the Company shall report any violations of this Code to the Company's Chairman of the Board, the principal executive officer or principal financial officer.

COMPLIANCE WITH CODE

        All issues of non-compliance with this policy will be reviewed and evaluated according to the circumstances and severity of the problem. The Company will take such action, as it deems appropriate, which can include disciplinary action up to and including termination of employment, legal action, and other measures.

COMPLIANCE STANDARDS/PROCEDURES AND DISCIPLINARY ACTIONS

        This Code is intended as a statement of basic principles and standards and does not include specific rules that apply to every situation. Its contents must be viewed within the framework of the Company's other policies, practices, instructions and the requirements of the law. This Code is in addition to other policies, practices or instructions of our Company that must be observed. Moreover, the absence of a specific corporate policy, practice or instruction covering a particular situation does not relieve Covered Persons of the responsibility for exercising the highest ethical standards applicable to the circumstances.

        In some situations, it is difficult to know right from wrong. Because this Code does not anticipate every situation that will arise, it is important that each Covered Person approaches a new question or problem in a deliberate fashion. The Company suggests the following process:

                a.      Determine if you know all the facts.

                b.      Identify exactly what it is that concerns you.

                c. Discuss the problem with a supervisor or, if you are a director, the Company's legal counsel.

                d. Seek help from other resources, such as other management personnel or the Company's legal counsel.

                e. Seek guidance before taking any action that you believe may be unethical or dishonest.

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        Covered Persons will be governed by the following compliance standards:

                a. You are personally responsible for your own conduct and for complying with all provisions of this Code and for properly reporting known or suspected violations;

                b. If you are a supervisor, manager, director or officer, you must use your best efforts to ensure that employees understand and comply with this Code;

                c. No one has the authority or right to order, request or even influence you to violate this Code or the law; a request or order from another person will not be an excuse for your violation of this Code;

                d. Any attempt by you to induce another director, officer or employee of the Company to violate this Code, whether successful or not, is itself a violation of this Code, and may be a violation of law;

                e. Any retaliation or threat of retaliation against any director, officer or employee of the Company for refusing to violate this Code, or for reporting in good faith the violation or suspected violation of this Code, is itself a violation of this Code may also be a violation of our Policy Regarding Complaints to the Audit Committee Regarding Accounting and Auditing Standards and may be a violation of law; and

                f. The Company expects that every reported violation of this Code will be carefully considered and, where appropriate, investigated.

        The following actions by any Covered Person will result in disciplinary measures being taken by the Company:

        o       violating of the Code

        o knowingly authorizing or participating in actions which are in violation of the Code

        o failing to report a violation of the Code or withholding relevant and material information concerning such a violation of which any Covered Person becomes aware.

        o retaliating, directly or indirectly, or encouraging others to do so, against an individual who reports a violation of the Code

        o reporting information which is known or suspected by the reporting person to be untrue

        Disciplinary action may include any one or more of the following, not necessarily in the order shown:

        o       a warning

        o       a written reprimand (to be noted in individual's personnel file)

        o       probation

        o       temporary suspension

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        o       discharge

        o       required reimbursement of losses or damages

        o       referral for criminal prosecution or civil action

        Disciplinary action will be taken against:

        o any Covered Person who willfully violates the standards described in this Code

        o any Covered Person who deliberately withholds relevant information concerning a violation of this Code

        o any manager or supervisor of a violator, to the extent that the circumstances of the violation occurred with the knowledge of acquiescence of the supervisor

        o any supervisor or other Covered Person who retaliates (or encourages others to do so) against any person who reports a violation of the Code

GOVERNMENT INVESTIGATIONS

        It is the policy of the Company to cooperate fully with governmental investigations. During any government inspection or investigation, you should never destroy or alter any Company documents, lie or make misleading statements to a government investigator, attempt to cause another employee to fail to provide accurate information and/or obstruct, mislead or delay the communication of information or records to any governmental authority. If you receive any inquiry from a government investigator, the Company requires that you immediately notify your immediate supervisor or an executive officer of the Company. You may not provide Company documents to any government entity in response to such a request without the prior approval of an executive officer. The law guarantees all of us a right to be represented by legal counsel during any investigation or inquiry by any governmental agency. In view of the technical nature of the investigations, the Company believes that it should be represented and that you should at least be made aware of the opportunity for personal representation.

CORPORATE COMMUNICATION

        All written and oral communications geared toward external audiences that discuss the Company's business matters - in speeches, press releases, presentations and other such materials - must be cleared by the Company's Chief Executive Officer, President or Chief Financial Officer prior to the release. This policy also applies to any public communication about the Company an employee might post over the Internet, including in such forums as "chat rooms" and "message boards." All communication to the investment community also must be cleared through one of the aforesaid officers. Requests for information about the Company, its business or a pending legal matter should be directed to one of the aforesaid officers.

RESERVATION OF RIGHTS

        This Code is not intended to confer any special rights or privileges upon specific individuals, provide greater or lesser rights under applicable law or entitle any person to remain employed by the Company. This Code should not be interpreted as altering any at-will employment relationship between the Company and any employee and does not constitute an employment relationship between the Company and any employee and does not constitute an employment contract. This Code is not a

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contract, and the Company reserves the right to change, modify, suspend, interpret or eliminate any provision in this Code, retroactively or prospectively, at any time, with or without notice.

        This Code is for the benefit of the Company, and no other person is entitled to enforce this Code. This Code does not, and should not be construed to, create any private cause of action or remedy in any other person for a violation of the Code.

WAIVER OF THE CODE

        Any waiver of this Code may be made only by the independent directors of the Board of Directors, or by an authorized committee of the Board of Directors comprised solely of independent directors. Waivers of this Code will be disclosed as required by law, SEC regulations or the rules and standards of the national securities exchange on which the Company's securities are listed.










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